Exhibit 12.1
AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2007	2006	2005	2004	2003
Income before gain on sale of communities and cumulative effect of change in accounting principle	$251,673	$167,987	$100,239	$60,811	$71,379

(Plus):
Minority interest in consolidated partnerships	1,585	573	1,481	150	950
Amortization of capitalized interest (1)	2,485	7,503	5,957	5,114	4,429

Earnings before fixed charges	$255,743	$176,063	$107,677	$66,075	$76,758

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$722	$518	$354	$323	$503
Interest expense	97,545	111,046	127,099	131,103	130,178
Interest capitalized	73,119	46,388	25,284	20,566	24,709
Preferred dividend	8,700	8,700	8,700	8,700	10,744

Total fixed charges (2)	$180,086	$166,652	$161,437	$160,692	$166,134

(Less):
Interest capitalized	73,119	46,388	25,284	20,566	24,709
Preferred dividend	8,700	8,700	8,700	8,700	10,744

Earnings (3)	$354,010	$287,627	$235,130	$197,501	$207,439

Ratio (3 divided by 2)	1.97	1.73	1.46	1.23	1.25

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2007	2006	2005	2004	2003
Income before gain on sale of communities and extraordinary item	$251,673	$167,987	$100,239	$60,811	$71,379

(Plus):
Minority interest in consolidated partnerships	1,585	573	1,481	150	950
Amortization of capitalized interest (1)	2,485	7,503	5,957	5,114	4,429

Earnings before fixed charges	$255,743	$176,063	$107,677	$66,075	$76,758

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$722	$518	$354	$323	$503
Interest expense	97,545	111,046	127,099	131,103	130,178
Interest capitalized	73,119	46,388	25,284	20,566	24,709

Total fixed charges (2)	$171,386	$157,952	$152,737	$151,992	$155,390

(Less):
Interest capitalized	73,119	46,388	25,284	20,566	24,709

Earnings (3)	$354,010	$287,627	$235,130	$197,501	$207,439

Ratio (3 divided by 2)	2.07	1.82	1.54	1.30	1.33

(1)	Represents an estimate of capitalized interest costs based on the Company’s established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).